Exhibit 99.1

Earnings Release

Contact:
Cornell Stamoran
(732) 537-6408
cornell.stamoran@catalent.com

CATALENT PHARMA SOLUTIONS REPORTS
FISCAL 2014 FIRST QUARTER RESULTS

Somerset, N.J. – November 12, 2013 – Catalent Pharma Solutions, Inc., one of the leading providers of advanced technologies and outsourced services to the global pharmaceutical, biotechnology and consumer health industries, announced its financial results for its fiscal first quarter ended September 30, 2013. Catalent recognized net revenue of $414.3 million, an increase of $2.3 million from the comparable quarter of the prior fiscal year, and net earnings from continuing operations of $1.8 million compared to a net loss from continuing operations of $19.5 million in the first quarter of the prior fiscal year.

Adjusted EBITDA for the first quarter was $82.2 million, which was in line with Adjusted EBITDA of $82.3 million in the first quarter of the prior fiscal year. For the trailing-twelve-month period ended September 30, 2013, Adjusted EBITDA of $412.6 million was essentially level with Adjusted EBITDA for the trailing-twelve-month period ended June 30, 2013 of $412.7 million. For reconciliations of Adjusted EBITDA, see “Non-GAAP Financial Matters” below.

Catalent’s President and Chief Executive Officer, John Chiminski, said, “First quarter results aligned with our expectations and in aggregate were level with the prior year.  As a reminder, our first quarter is typically characterized by seasonality and our results this quarter were consistent with historical performance.  We were particularly encouraged by the strength of our Medication Delivery Solutions segment, which illustrates the success of business development and process improvement initiatives enacted in prior periods.  During the quarter we expanded our market leading position in softgels with the announcement of our agreement to acquire Relthy Laboratórios in Brazil, which will approximately double our softgel business in Brazil.  This transaction, coupled with two recently completed joint ventures in China, one each in softgels and clinical supply services, demonstrates our commitment to expansion in higher growth markets.”

Results of Operations – First Fiscal Quarter Ended September 30, 2013
Net revenue increased $2.3 million, or 1%, for the first quarter of fiscal year 2014 compared to the same period a year ago. Excluding the unfavorable impact from foreign exchange fluctuation of less than 1%, net revenue increased by $3.0 million as compared to the same period in the prior year. The increase was primarily driven by increased demand in our Medication Delivery Solutions segment, partially offset by lower demand within our Development and Clinical Services segment.
Gross margin increased $1.7 million, or 1%, for the first quarter of fiscal year 2014. Excluding the unfavorable impact from foreign exchange fluctuation of $0.9 million, or 1%, gross margin increased by $2.6 million, or 2%, as compared to the same period in the prior year. The increase in gross margin was primarily due to the revenue generated by our Medication Delivery Solutions segment, partially offset by lower demand within our Development and Clinical Services segment as discussed above.

Selling, general and administrative expense decreased slightly in the first quarter of fiscal year 2014, primarily due to cost savings initiatives from our Corporate functions. Foreign exchange had an immaterial impact on selling, general and administrative expense during the quarter.

EBITDA from continuing operations for the first quarter was $72.7 million, an increase of $3.0 million from the same quarter of the prior fiscal year. Within our operating segments, and excluding the impact of foreign exchange translation, Oral Technologies Segment EBITDA increased by $2.2 million, or 4%, compared to the same period a year ago. This increase was primarily due to a shift to more profitable products in our consumer health and prescription softgel businesses partially offset by lower demand during the period for certain customer products using our Zydis technology delivery platform. Medication Delivery Solutions Segment EBITDA increased by $5.9 million, primarily due to higher demand for injectable products from our European pre-filled syringe operations and for products utilizing our blow fill seal technology platform. Development and Clinical Services Segment EBITDA decreased by $4.8 million, primarily due to decreased global demand for manufacturing and packaging services, partially offset by increased demand for analytical services.

Non-GAAP Financial Measures
Use of EBITDA from continuing operations and Adjusted EBITDA

Management measures operating performance based on consolidated earnings from continuing operations before interest expense, expense/(benefit) for income taxes and depreciation and amortization, and adjusted for the income or loss attributable to noncontrolling interest (“EBITDA from continuing operations”). EBITDA from continuing operations is not defined under U.S. GAAP and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP and is subject to important limitations.

We believe that the presentation of EBITDA from continuing operations enhances an investor’s understanding of our financial performance. We believe this measure is a useful financial metric to assess our operating performance from period to period by excluding certain items that we believe are not representative of our core business. We also use this measure for business planning purposes. In addition, given the significant investments that we have made in the past in property, plant and equipment, depreciation and amortization expenses represent a meaningful portion of our cost structure. We believe that EBITDA from continuing operations will provide investors with a useful tool for assessing the comparability between periods of our ability to generate cash from operations sufficient to pay taxes, to service debt and to undertake capital expenditures because it eliminates depreciation and amortization expense. We present EBITDA from continuing operations in order to provide supplemental information that we consider relevant for the readers of the financial statements, and such information is not meant to replace or supersede U.S. GAAP measures. Our definition of EBITDA from continuing operations may not be the same as similarly titled measures used by other companies.

In addition, the Company evaluates the performance of its segments based on segment earnings before minority interest, other (income) expense, impairments, restructuring costs, interest expense, income tax (benefit)/expense, and depreciation and amortization (“Segment EBITDA”).

Under the indentures governing the notes and the credit agreement governing the senior unsecured term loan facility, the Company’s ability to engage in certain activities such as incurring certain additional indebtedness, making certain investments and paying certain dividends is tied to ratios based on Adjusted EBITDA (which is defined as “EBITDA” in the indentures and the credit agreement governing the senior unsecured term loan facility). Adjusted EBITDA is based on the definitions in the Company’s indentures and the credit agreement governing the senior unsecured term loan facility, is not defined under U.S. GAAP, and is subject to important limitations. We have included the calculations of Adjusted EBITDA for the periods presented as Adjusted EBITDA is the covenant compliance measure used in certain covenants under the indentures governing the notes and the credit agreement governing the senior unsecured term loan facility, particularly those governing debt incurrence and restricted payments. Because not all companies use identical calculations, the Company’s presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

The most directly comparable GAAP measure to EBITDA from continuing operations and Adjusted EBITDA is earnings/(loss) from continuing operations. Included in this release is a reconciliation of earnings/(loss) from continuing operations to EBITDA from continuing operations and to Adjusted EBITDA.

Use of Constant Currency

As exchange rates are an important factor in understanding period-to-period comparisons, we believe the presentation of results on a constant currency basis in addition to reported results helps improve investors’ ability to understand our operating results and evaluate our performance in comparison to prior periods. Constant currency information compares results between periods as if exchange rates had remained constant period-over-period. We use results on a constant currency basis as one measure to evaluate our performance. In this release, we calculate constant currency by calculating current-year results using prior-year foreign currency exchange rates. We generally refer to such amounts calculated on a constant currency basis as excluding the impact of foreign exchange translation. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Results on a constant currency basis, as we present them, may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with GAAP.

Forward-Looking Statements

This release contains both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally can be identified by the use of statements that include phrases such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “plan,” “project,” “foresee,” “likely,” “may,” “will,” “would” or other words or phrases with similar meanings. Similarly, statements that describe our objectives, plans or goals are, or may be, forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Catalent Pharma Solutions’ expectations and projections. Some of the factors that could cause actual results to differ include, but are not limited to, the following: general industry conditions and competition; product or other liability risk inherent in the design, development, manufacture and marketing of our offerings; inability to enhance our existing or introduce new technology or services in a timely manner; economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; and our substantial debt and debt service requirements that restrict our operating and financial flexibility and impose significant interest and financial costs; and our ability to successfully integrate acquired business and realize anticipated benefits of such acquisitions. For a more detailed discussion of these and other factors, see the information under the caption “Risk Factors” in our most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date of this release or as of the date they are made, and Catalent Pharma Solutions does not undertake to update any forward-looking statements as a result of new information or future events or developments unless required by law.

Conference Call/Webcast

The Company has scheduled a webcast on Tuesday, November 12, 2013, beginning at 10:00 a.m. (EST) to review the results. To access the call and slide presentation, go to the Investor Center at www.catalent.com. A replay and transcript also will be available from the Investor Center at www.catalent.com following the call.

About Catalent

Headquartered in Somerset, New Jersey, Catalent is one of the leading providers of advanced technologies, development and manufacturing for pharmaceutical, biotechnology and consumer healthcare companies in nearly 100 countries. The company applies its local market expertise and technical creativity to advance treatments, change markets and enhance patient outcomes. Catalent employs approximately 8,300 people at 26 facilities worldwide and generated more than $1.8 billion in fiscal 2013 revenue. For more information, visit www.catalent.com.

Catalent Pharma Solutions, Inc. and Subsidiaries
Consolidated Statements of Operations
(Unaudited; Dollars in millions)

	Three Months Ended September 30,		Increase/(Decrease)
	2013	2012	Change $	Change %
Net revenue	$414.3	$412.0	$2.3	1%
Cost of sales	295.1	294.5	0.6	*
Gross margin	119.2	117.5	1.7	1%
Selling, general and administrative expenses	81.1	81.8	(0.7)	(1)%
Impairment charges and (gain)/loss on sale of assets	—	(0.2)	0.2	*
Restructuring and other	3.0	3.5	(0.5)	(14)%
Operating earnings/(loss)	35.1	32.4	2.7	8%
Interest expense, net	40.9	53.9	(13.0)	(24)%
Other (income)/expense, net	(1.0)	—	(1.0)	*
Earnings/(loss) from continuing operations before income taxes	(4.8)	(21.5)	16.7	(78)%
Income tax expense/(benefit)	(6.6)	(2.0)	(4.6)	*
Earnings/(loss) from continuing operations	1.8	(19.5)	21.3	*
Net earnings/(loss) from discontinued operations, net of tax	(0.4)	(0.2)	(0.2)	*
Net earnings/(loss)	1.4	(19.7)	21.1	*
Less: Net earnings/(loss) attributable to noncontrolling interest, net of tax	(0.1)	—	(0.1)	*
Net earnings/(loss) attributable to Catalent	$1.5	$(19.7)	$21.2	*
* - percentage not meaningful

Catalent Pharma Solutions, Inc. and Subsidiaries
Selected Segment Financial Data
(Unaudited; Dollars in millions)

	Three Months Ended September 30,		Increase/(Decrease)
	2013	2012	Change $	Change %
Oral Technologies
Net revenue	$258.9	$259.8	$(0.9)	*
Segment EBITDA	60.4	59.1	1.3	2%
Medication Delivery Solutions
Net revenue	56.5	44.9	11.6	26%
Segment EBITDA	8.2	2.0	6.2	*
Development and Clinical Services
Net revenue	101.0	108.7	(7.7)	(7)%
Segment EBITDA	15.7	20.9	(5.2)	(25)%
Inter-segment revenue elimination	(2.1)	(1.4)	(0.7)	50%
Unallocated Costs	(11.6)	(12.3)	0.7	(6)%
Combined Total
Net revenue	414.3	412.0	2.3	1%
EBITDA from continuing operations	$72.7	$69.7	$3.0	4%
* - percentage not meaningful

Catalent Pharma Solutions, Inc. and Subsidiaries
Reconciliation of Earnings/(Loss) from Continuing Operations to EBITDA from Continuing Operations and Adjusted EBITDA
(Unaudited; Dollars in millions)

	Quarter Ended				Twelve Months Ended	Quarter Ended	Twelve Months Ended
	September 30, 2012	December 31, 2012	March 31, 2013	June 30, 2013	June 30, 2013	September 30, 2013	September 30, 2013
Earnings/(loss) from continuing operations	$(19.5)	$(27.6)	$(13.9)	$13.0	$(48.0)	$1.8	$(26.7)
Interest expense, net	53.9	53.2	53.6	42.5	203.2	40.9	190.2
Income tax (benefit)/provision	(2.0)	8.0	(0.1)	18.2	24.1	(6.6)	19.5
Depreciation and amortization	37.3	38.5	39.1	37.3	152.2	36.5	151.4
Noncontrolling interest	—	—	—	0.1	0.1	0.1	0.2
EBITDA from continuing operations	69.7	72.1	78.7	111.1	331.6	72.7	334.6
Equity compensation	1.0	0.6	0.6	0.6	2.8	1.2	3.0
Impairment charges and (gain)/loss on sale of assets	(0.2)	2.6	2.2	0.6	5.2	—	5.4
Financing related expenses and other	—	10.9	0.3	5.7	16.9	0.1	17.0
US GAAP Restructuring	3.5	5.6	3.6	5.7	18.4	3.0	17.9
Acquisition, integration and other special items	4.8	3.4	4.6	2.7	15.5	3.7	14.4
Property and casualty losses	—	—	—	—	—	—	—
Foreign Exchange loss(gain) (included in other, net) (1)	0.2	3.2	7.1	(4.8)	5.7	(1.7)	3.8
Other adjustments			0.6	3.6	4.2	—	4.2
Sponsor monitoring fee	3.3	3.3	2.9	2.9	12.4	3.2	12.3
Subtotal	82.3	101.7	100.6	128.1	412.7	82.2	412.6
Estimated cost savings	—	—	—	—	—	—	—
Adjusted EBITDA	$82.3	$101.7	$100.6	$128.1	$412.7	$82.2	$412.6

(1) The twelve months ended September 30, 2013 included $5.5 million of unrealized foreign currency exchange rate gains primarily driven by inter-company loans denominated in a currency different from the functional currency of either the borrower or the lender. The foreign exchange adjustment was also impacted by the exclusion of realized foreign currency exchange rate losses from the non-cash and cash settlement of inter-company loans of $1.5 million. Inter-company loans are between Catalent entities and do not reflect the ongoing results of the companies trade operations.

Catalent Pharma Solutions, Inc. and Subsidiaries
Consolidated Balance Sheets
(Unaudited; Dollars in millions)

	September 30, 2013	June 30, 2013
ASSETS
Current assets:
Cash and cash equivalents	$95.8	$106.4
Trade receivables, net	295.0	358.0
Inventories	133.1	124.9
Prepaid expenses and other	92.8	88.6
Total current assets	616.7	677.9
Property, plant, and equipment, net	827.3	814.5
Other non-current assets, including intangible assets	1,597.6	1,564.4
Total assets	$3,041.6	$3,056.8

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND SHAREHOLDER’S DEFICIT
Current liabilities:
Current portion of long-term obligations and other short-term borrowings	$30.0	$35.0
Accounts payable	124.8	150.8
Other accrued liabilities	193.7	224.5
Total current liabilities	348.5	410.3
Long-term obligations, less current portion	2,673.7	2,656.6
Other non-current liabilities	401.5	400.2
Redeemable noncontrolling interest	4.9	—
Commitment and contingencies (1)
Total shareholder’s deficit	(387.0)	(410.3)
Total liabilities, redeemable noncontrolling interest and shareholder’s deficit	$3,041.6	$3,056.8

(1) Please refer to note 12 of the consolidated financial statements within our September 30, 2013 10-Q.

Catalent Pharma Solutions, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited; Dollars in millions)

	Three Months Ended September 30,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash provided by/(used in) operating activities from continuing operations	25.7	12.1
Net cash provided by/(used in) operating activities from discontinued operations	(0.5)	—
Net cash provided by/(used in) operating activities	25.2	12.1
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment and other productive assets	(18.8)	(24.6)
Proceeds from sale of property and equipment	0.6	—
Payment for acquisitions, net	(8.0)	—
Net cash provided by/(used in) investing activities from continuing operations	(26.2)	(24.6)
Net cash provided by/(used in) investing activities from discontinued operations	—	—
Net cash provided by/(used in) investing activities	(26.2)	(24.6)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net change in short-term borrowings	(5.8)	(1.5)
Proceeds from Borrowing, net	—	342.6
Payments related to long-term obligations	(6.7)	(51.3)
Equity contribution/(redemption)	—	0.2
Net cash (used in)/provided by financing activities from continuing operations	(12.5)	290.0
Net cash (used in)/provided by financing activities from discontinued operations	—	—
Net cash (used in)/provided by financing activities	(12.5)	290.0
Effect of foreign currency on cash	2.9	4.2
NET INCREASE/(DECREASE) IN CASH AND EQUIVALENTS	(10.6)	281.7
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	106.4	139.0
CASH AND EQUIVALENTS AT END OF PERIOD	$95.8	$420.7